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                                                              Exhibit 99.B.23(i)




                  CONSENT OF STRADLEY RONON STEVENS & YOUNG LLP


We hereby consent to the reference to our firm included in the prospectuses and statement of additional information of the McMorgan Principal Preservation Fund, McMorgan Intermediate Fixed Income Fund, McMorgan Fixed Income Fund, McMorgan High Yield Fund, McMorgan Balanced Fund and McMorgan Equity Investment Fund, each a series of McMorgan Funds, filed as part of this Post-Effective Amendment No. 19 to the McMorgan Funds' Registration Statement (File Nos. 33-75708 and 811-8370) and to the use of our opinion of counsel, incorporated by reference to Exhibit (i) to Post-Effective Amendment No. 11 to the McMorgan Funds' Registration Statement (File Nos. 33-75708 and 811-8370).


/s/ Stradley Ronon Stevens & Young LLP
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Stradley Ronon Stevens & young LLP

Washington, D.C.

October 8, 2004